Exhibit 5

ASTRAZENECA PLC

OFFICERS’ CERTIFICATE

In connection with the issuance of the 5.40% Debt Securities due 2014 (the “Securities”) by AstraZeneca PLC (the “Issuer”) pursuant to the Indenture, dated as of April 1, 2004 (the “Indenture”), among the Issuer and JPMorgan Chase Bank as Trustee (section references herein being to the Indenture), and pursuant to the authorization of the Board of Directors of the Issuer by resolutions adopted on July 28, 2003 and April 28, 2004, the undersigned hereby confirms that the following terms and conditions of the Securities were established in accordance with Section 2.08 of the Indenture:

Title of Securities:	5.40% Notes due 2014

Issue Price:	99.937%

Issue Date:	May 24, 2004

Principal Amount of Securities:	$750,000,000

Form of Securities:	The Securities will be issued in the form of global notes that will be deposited with The Depositary Trust Company, New York, New York (“DTC”) on the closing date. Two global notes will be issued to DTC, which will be executed and delivered in substantially the form attached hereto as Exhibit A. In certain circumstances described in the Indenture, Securities may be issued in definitive form

Maturity:	June 1, 2014

Interest Rate:	5.40% per annum, accruing from May 24, 2004

Interest Payment Dates:	Interest shall be payable on June 1 and December 1 of each year, commencing on December 1, 2004; provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day. “Business Day” shall have the meaning assigned to it in the Indenture

Regular Record Dates:	Interest shall be paid to the holder in whose name the Securities are registered at the close of business on May 15 and November 15 (whether or not a Business Day), as the case may be, next preceding the relevant Interest Payment Date

Place of Payment, Paying Agent, Registration of Transfer and Exchange:	JPMorgan Chase Bank 4 New York Plaza 15th Floor New York, NY 10004

Notice and Demands to Issuer:	AstraZeneca PLC 15 Stanhope Gate London W1K 1LN England Attn: Group Secretary and Solicitor

Redemption Provisions:	Optional, in whole or in part, at the option of the Issuer, at any time in accordance with Section 11.02 of the Indenture, and, in whole but not in part, at the option of the Issuer, at any time in accordance with Section 11.06 of the Indenture

Defeasance and Discharge of Securities (Section 9.03):	Applicable

Additional Amount:	Pursuant to Section 3.02 of the Indenture, the obligations of the Issuer to pay additional amounts thereunder shall be subject to the additional exceptions specified in the form of Notes set forth in Exhibit A hereto

Other Terms of the Securities:	The other terms of the Securities shall be substantially as set forth in the Indenture, the form of Notes attached hereto as Exhibit A, the Prospectus dated April 2, 2004 (the “Prospectus”) relating to the Securities and the Prospectus Supplement dated May 19, 2004 to the Prospectus

      In connection with the aforementioned issuance each of the undersigned hereby certifies to the best of his respective knowledge that:

1.  He has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the definitions in the Indenture relating thereto.

2.  He has examined the resolutions of the Board of Directors of the Issuer adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Securities, such other corporate records of the Issuer, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.  In his opinion, such examination is sufficient to enable him to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4.  He is of the opinion that the covenants and conditions referred to above have been complied with.

      IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

Dated: May 20, 2004

ASTRAZENECA PLC

/s/ Adrian Marsh

Name: Adrian Marsh
Title: Group Treasurer

/s/ Graeme Musker

Name: Graeme Musker
Title: Group Secretary & Solicitor

4